EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
AdCare Health Systems, Inc. and subsidiaries:
We consent to the incorporation by reference in the registration statements (No. 333-184462 and 333-177531 on Form S-8 and No. 333-184534, 333-201462, 333-196670, 333-193155, 333-183912, 333-171184, 333-
166488, and 333-175541 on Form S-3) of AdCare Health Systems, Inc. and subsidiaries of our report dated March 31, 2015, with respect to the consolidated balance sheets of AdCare Health Systems, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for the years then ended, which report appears in the December 31, 2014 annual report on Form 10-K of AdCare Health Systems, Inc. and subsidiaries.

/s/ KPMG LLP
Atlanta, Georgia
March 31, 2015